EXHIBIT 2.6

MUTUAL TERMINATION OF PURCHASE AND SALE AGREEMENT

        THIS MUTUAL TERMINATION OF PURCHASE AND SALE AGREEMENT (this “Termination”) is made on February 28, 2006 between HCRI MASSACHUSETTS PROPERTIES TRUST, a Massachusetts business trust (“HCN-MA”), HCRI MASSACHUSETTS PROPERTIES TRUST II, a Massachusetts business trust (“HCN-MA II” and with HCN-MA, collectively “Seller”), and KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation (“Purchaser”).

WITNESSETH:

        WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated December 27, 2005 (the “Purchase Agreement”), pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain Property, as such term is defined in the Purchase Agreement; and

        WHEREAS, Seller and Purchaser mutually desire to terminate the Purchase Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination. The Purchase Agreement is hereby terminated in its entirety and shall be of no further force or effect.

2. Entire Agreement. This Termination constitutes the entire agreement of Seller and Purchaser with respect to the termination of the sale of the Property and supersedes all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

3. Governing Law. This Termination shall be governed in all respects by the internal laws of the State of Massachusetts without regard to the laws regarding conflicts of laws.

4. Counterparts. This Termination may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

[Remainder of Page Intentionally Blank; Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination on the date first above written.

WITNESSES:	PURCHASER:

/s/ Elizabeth Mandell	KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation
Name: Elizabeth Mandell
	By:	/s/ Douglas L. Curnutte
/s/ Kerry Diloreto	Name:	Douglas L. Curnutte
Name: Kerry Diloreto	Title:	Vice President, Facilities and Real Estate
Duly Authorized

WITNESSES:	SELLER:

/s/ Rita J. Rogge	HCRI MASSACHUSETTS PROPERTIES TRUST
Name: Rita J. Rogge
/s/ Kathleen A. Sullivan	By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of HCRI Massachusetts Properties Trust filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston
Name: Kathleen A. Sullivan

		By:	/s/ Erin C. Ibele
			Name:	Erin C. Ibele
			Title:	Vice President—Administration and Corporate Secretary

		By:	/s/ Michael A. Crabtree
			Name:	Michael A. Crabtree
			Title:	Treasurer

WITNESSES:	SELLER:

/s/ Rita J. Rogge	HCRI MASSACHUSETTS PROPERTIES TRUST II
Name: Rita J. Rogge
/s/ Kathleen A. Sullivan	By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of HCRI Massachusetts Properties Trust II filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston
Name: Kathleen A. Sullivan

		By:	/s/ Erin C. Ibele
			Name:	Erin C. Ibele
			Title:	Vice President—Administration and Corporate Secretary

		By:	/s/ Michael A. Crabtree
			Name:	Michael A. Crabtree
			Title:	Treasurer